-

Exhibit 99.1

News Release

Babcock & Wilcox Enterprises Announces Second Quarter 2019 Results

- Babcock & Wilcox segment nearly doubled adjusted EBITDA to $19.0 million
- All business segments showed improved results
- Consolidated operating loss improved by $133.1 million to a loss of $4.3 million; generated consolidated adjusted EBITDA of $8.0 million
- Equitization transactions substantially de-levered Company

(BARBERTON, Ohio – August 8, 2019) – Babcock & Wilcox Enterprises, Inc. ("B&W Enterprises") (NYSE: BW) announced today second quarter 2019 GAAP net loss from continuing operations improved by $181.3 million to $28.3 million compared to $209.7 million in second quarter 2018. Adjusted EBITDA also improved by $90.4 million to a positive $8.0 million compared to negative $82.4 million in the prior year period, returning the Company to profitability on an adjusted EBITDA basis.

"Our performance in the second quarter of 2019 shows we are continuing to gain steam following our recent strategic actions and cost-saving efforts. Our consolidated business improved operating margins significantly and returned to profitability on an adjusted EBITDA basis of $8.0 million. Our Babcock & Wilcox segment continued its strong performance and across the Company we are making steady progress on our strategy to improve profitability by focusing on our core technologies and businesses," said Kenneth Young, B&W Enterprises Chief Executive Officer. "With our equitization transactions complete, we are preparing to re-finance as planned to support our ongoing financial recovery. As 2019 continues, we look forward to demonstrating the underlying core strengths of our businesses to our customers and shareholders."

"This quarter we identified more cost efficiencies and as a result we've begun to implement $19 million in additional savings initiatives, for a total of $119 million in annualized savings," Young continued. "We expect to see improvement each quarter as our cost-savings measures continue to translate to bottom-line results and the effects of the EPC loss contracts continue to decline. We are committed to our ongoing transformation, confident in our dedicated employees and world-class technologies, and optimistic about our strategic path to sustained profitability."

The Company's recent dispositions and changes in strategy to focus on core technologies and profitability were the primary drivers, as expected, of a 15% decline in revenue compared to the second quarter of 2018, to consolidated revenues of $248.1 million. Revenue in the Babcock & Wilcox segment increased slightly due to increased construction volume, partly offset by lower retrofit activity. In the Vølund & Other Renewable segment, revenue declined as expected primarily due to the sale of Palm Beach Resource Recovery Corporation ("PBRRC") in the third quarter of 2018, a lower level of activity in the EPC loss and other contracts, and a shift to a core technology business model rather than bidding EPC scope (partially offset by the startup of two operations and maintenance contracts in the U.K. that followed turnover of certain of the EPC contracts to the customers). In the SPIG segment, revenue declined as expected due to a lower level of activity on SPIG legacy loss contracts and an anticipated lower volume of new build cooling system services following a change in strategy to improve profitability.

Results of Operations

Consolidated revenues in second quarter 2019 were $248.1 million, down 15% compared to second quarter 2018. Factors contributing to this decline included the sale of Palm Beach Resource Recovery Corporation ("PBRRC") in the third quarter of 2018; a lower level of activity in the Vølund & Other Renewable segment's EPC loss and other contracts, and a shift to a core technology business model in the segment rather than bidding EPC scope, partially offset by the startup of two operations and maintenance contracts in the U.K.; and a lower level of activity on SPIG legacy loss contracts and lower volume of new build cooling system services in the SPIG segment following a change in strategy to improve profitability. The GAAP operating loss in second quarter 2019 was $4.3 million, inclusive of restructuring costs and advisory fees of $5.7 million, compared to an operating loss of $137.4 million in second quarter 2018. The improvement in operating losses was primarily driven by improvements in gross profit in all segments, led by a lower level of losses on the European EPC loss contracts, the absence of goodwill impairment charges and the SG&A benefits of restructuring and cost-control initiatives. Adjusted EBITDA was positive $8.0 million compared to negative $82.4 million in second quarter 2018. All amounts referred to in this release are on a continuing operations basis, unless otherwise noted. A reconciliation of adjusted EBITDA to the most directly comparable GAAP measure is provided in the exhibits to this release.

Babcock & Wilcox segment revenues increased 1.6% to $201.0 million in the second quarter of 2019 compared to $197.8 million in the prior-year period, mainly driven by large construction new build projects, including industrial projects, partially offset by a decrease in parts and retrofit sales. Gross profit in the Babcock & Wilcox segment in second quarter 2019 was $37.9 million, compared to $30.0 million in the prior-year period, primarily due to higher construction volume and lower warranty costs. Gross profit margin was 18.8%, compared to 15.2% in the same period last year. Adjusted EBITDA in second quarter 2019 increased 92% to $19.0 million, compared to $9.9 million in last year's quarter; adjusted EBITDA margin was 9.5% compared to 5.0% in the same period last year.

SPIG segment revenues decreased 50.4% as expected to $22.8 million in the second quarter of 2019 compared to $46.0 million in second quarter 2018, mainly due to a lower level of activity on legacy loss contracts and lower volume of new build cooling system projects as anticipated following the change in strategy to more selectively bid and focus on core geographies and products to improve profitability, and a lower volume of aftermarket services. Gross profit improved to $2.4 million in second quarter 2019, compared to $0.1 million in the prior-year period, primarily due to the effects of the new strategy. SPIG's gross profit in the second quarter of 2018 was affected by increases in estimated costs to complete remaining legacy new build cooling systems contracts; these contracts that were sold under the previous strategy were mostly complete as of December 31, 2018; however, included in these few remaining contracts is a loss contract to engineer, procure materials and construct a dry cooling system for a gas-fired power plant in the U.S., which continued through the second quarter of 2019. Adjusted EBITDA improved by $6.1 million to negative $0.1 million compared to negative $6.2 million in the same period last year, driven by the improvement in gross profit and the benefits of cost-savings initiatives.

Vølund & Other Renewable segment revenues were $33.7 million for the second quarter of 2019, compared to $55.0 million in second quarter 2018. As expected, second quarter revenues were lower compared to the prior year quarter due to the third quarter 2018 sale of PBRRC, a lower level of activity in the EPC loss contracts and a shift to a core technology business model rather than bidding EPC scope, partially offset by the startup of two operations and maintenance contracts in the U.K. that followed turnover of the related EPC contracts to the customers. The segment gross profit improved $74.4 million to positive $5.1 million in second quarter 2019, compared to negative $69.3 million reported in second quarter 2018, primarily due to a lower level of losses on the European EPC loss contracts. In the second quarter of 2018, the segment recorded $57.3 million in net losses resulting from changes in the estimated revenues and costs to complete the six European EPC loss contracts, compared to $3.2 million of equivalent losses recorded in the second quarter of 2019, inclusive of warranty expense. Beyond the effect of the EPC loss contracts, the second quarter 2019 gross profit also included lower levels of direct overhead support and warranty expense, offset by the absence of gross profit from PBRRC due to its sale in the third quarter of 2018. Adjusted EBITDA in the quarter was negative $0.8 million compared to negative $78.6 million in the second quarter last year, mainly due to improved gross profit as well as lower SG&A, reflecting the benefits of restructuring and cost reductions.

European EPC Loss Projects

As of June 30, 2019, five of the six European EPC loss contracts had been turned over to the customers, with only punch list items, agreed remediation and performance testing remaining, some of which are expected to be completed during the customers' scheduled maintenance outages. Turnover is not applicable to the fifth loss contract as a result of the previously disclosed March 29, 2019 settlement agreement, under which the Company's remaining performance obligations were limited to supporting completion of certain key systems of the plant. As of June 30, 2019, remaining activities relate primarily to finalization of these key systems under the terms of the settlement.

The Company is continuing to pursue cost recoveries under various applicable insurance policies and from responsible subcontractors for the European EPC loss contracts. In June 2019, the Company agreed to a full settlement related to a portion of the losses on the first project, under which the insurer paid DKK 37 million ($5.6 million) in July 2019. Also in June 2019, the Company agreed in principle to a settlement agreement under one insurance policy to recover GBP 2.8 million ($3.5 million) of certain losses on the fifth project. The Company is continuing to pursue other potential insurance recoveries and claims where appropriate and available.

Financing, Liquidity and Balance Sheet

As previously disclosed, on April 5, 2019, the Company amended its credit agreement to provide $150.0 million of Tranche A-3 last-out term loans from B. Riley as well as an uncommitted incremental facility of up to $15.0 million, and entered into an agreement with B. Riley and Vintage Capital Management, LLC to effect a series of equitization transactions for a portion of the last-out term loans, subject to, among other things, stockholder approval. These transactions included a $50 million rights offering at $0.30 per share; an exchange of all of the principal of Tranche A-1 of the last-out term loan for common stock at $0.30 per share; and the issuance of approximately 1.7 million warrants (after giving effect to a one-for-ten reverse stock split), each to purchase one share of common stock at $0.01 per share, to B. Riley (or its designee) as further consideration under Tranche A-3 of the last-out term loans.

These equitization transactions were completed on July 23, 2019. On July 24, 2019, the Company effected a one-for-ten reverse stock split that took effect immediately after completion of the equitization transactions.

The rights offering resulted in the issuance of 13.9 million common shares (after giving effect to the reverse stock split). Gross proceeds from the rights offering were $41.8 million, of which $10.3 million was used to fully repay Tranche A-2 of the last-out term loans and the remaining $31.5 million was used to reduce outstanding borrowings under Tranche A-3 of the last-out term loans. Concurrently with the closing of the rights offering, and in satisfaction of B. Riley's related backstop commitment, the Company issued an aggregate of 2.7 million common shares (after giving effect to the reverse stock split) in exchange for a portion of the Tranche A-3 last-out term loans totaling $8.2 million. In addition, all $38.2 million of outstanding principal of Tranche A-1 of the last-out term loans including accrued paid in kind interest was exchanged for 12.7 million shares of common stock (after giving effect to the reverse stock split).

After completion of the equitization transactions, Tranches A-1 and A-2 of the last-out term loans were fully extinguished, and the balance on the Tranche A-3 last-out term loans was reduced to $114.0 million inclusive of accrued paid in kind interest. In the aggregate, $88.2 million of debt was converted to equity through the equitization transactions. After giving effect to the reverse stock split, the transactions resulted in the issuance of 29.4 million shares of additional common stock, for total outstanding shares of 46.3 million. Further detail regarding the equitization transactions and the reverse stock split can be found in the Company's 10-Q.

At June 30, 2019, the Company had a cash and cash equivalents balance of $35.2 million and borrowing availability of $18.6 million. The Company's credit agreement requires it to terminate its credit facility on or prior to March 15, 2020. The Company intends to refinance the revolving credit facility as required.

Sale of Loibl GmbH

Effective May 31, 2019, the Company sold all of the issued and outstanding capital stock of Loibl, a material handling business in Germany, to Lynx Holding GmbH for €10.0 million (approximately $11.4 million), subject to adjustment. The Company received $7.4 million in cash proceeds at closing on June 24, 2019, which were primarily used to reduce outstanding balances under the credit facility. The sale also facilitated the release of performance letters of credit totaling $8.5 million, which improved the Company's borrowing capacity. In July 2019, the revolving credit facility was reduced by $7.0 million due to the sale, in accordance with the terms of the Company's credit agreement. The Company continues to evaluate potential dispositions.

Increased Cost-Savings Measures Target $119 Million In Annual Savings

In the second quarter, the Company identified $19 million in annualized cost savings in addition to the approximately $100 million previously identified. Roughly three quarters of the aggregate $119 million in savings measures have been implemented to date with the majority of the balance to be implemented in 2019 and the remainder in 2020. Cost savings have been identified across all segments and at the Corporate level, and the implementation plan and savings are progressing in line with expectations. The Company continues to evaluate additional opportunities for cost savings.

NYSE Listing Standards

On November 27, 2018, the Company received notification from the New York Stock Exchange (NYSE) that the Company has fallen below its continued listing criteria based on the price of the Company's common stock. The Company completed a one-for-ten reverse stock split on July 24, 2019 to regain compliance. The Company expects to regain compliance with the NYSE's continued listing standards relating to minimum price per share if the Company's share price remains at or above $1.00 for 30 trading days after the reverse stock split effective date.

Forward-Looking Statements

B&W Enterprises cautions that this release contains forward-looking statements, including, without limitation, statements relating to our strategic objectives; our business execution model; management’s expectations regarding the industries in which the Company operates; our guidance and forecasts; our projected operating margin improvements, savings and restructuring costs; our U.S. revolving credit facility; and project execution. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, our ability to continue as a going concern; our ability to obtain and maintain sufficient financing to provide liquidity to meet our business objectives, surety bonds, letters of credit and similar financing; our ability to satisfy the liquidity and other requirements under our revolving credit facility as recently amended; our ability to refinance said facility in a timely manner, if at all; the highly competitive nature of our businesses; general economic and business conditions, including changes in interest rates and currency exchange rates; general developments in the industries in which the Company is involved; cancellations of and adjustments to backlog and the resulting impact from using backlog as an indicator of future earnings; our ability to perform contracts on time and on budget, in accordance with the schedules and terms established by the applicable contracts with customers; failure by third-party subcontractors, joint venture partners or suppliers to perform their obligations on time and as specified; our ability to realize anticipated savings and operational benefits from our restructuring plans, and other cost-savings initiatives; our ability to successfully address productivity and schedule issues in our Vølund and Other Renewable segment, including the ability to complete our European EPC projects within the expected time frame and the estimated costs; our ability to successfully partner with third parties to win and execute renewable contracts; changes in our effective tax rate and tax positions; our ability to maintain operational support for our information systems against service outages and data corruption, as well as protection against cyber-based network security breaches and theft of data; our ability to protect our intellectual property and renew licenses to use intellectual property of third parties; our use of the percentage-of-completion method of accounting; our ability to successfully manage research and development projects and costs, including our efforts to successfully develop and commercialize new technologies and products; the operating risks normally incident to our lines of business, including professional liability, product liability, warranty and other claims against us; changes in, or our failure or inability to comply with, laws and government regulations; actual or anticipated changes in governmental regulation, including trade and tariff policies; difficulties the Company may encounter in obtaining regulatory or other necessary permits or approvals; changes in, and liabilities relating to, existing or future environmental regulatory matters; changes in actuarial assumptions and market fluctuations that affect our net pension liabilities and income; potential violations of the Foreign Corrupt Practices Act; our ability to successfully compete with current and future competitors; the loss of key personnel and the continued availability of qualified personnel; our ability to negotiate and maintain good relationships with labor unions; changes in pension and medical expenses associated with our retirement benefit programs; social, political, competitive and economic situations in foreign countries where the Company does business or seek new business; the possibilities of war, other armed conflicts or terrorist attacks; the willingness of customers and suppliers to continue to do business with us on reasonable terms and conditions; our ability to successfully consummate strategic alternatives for non-core assets, if the Company determines to pursue them; and our ability to maintain the listing of our common stock on the NYSE. If one or more of these risks or other risks materialize, actual results may vary materially from those expressed. For a more complete discussion of these and other risk factors, see B&W Enterprise’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K. B&W Enterprises cautions not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and undertakes no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

About B&W Enterprises
Headquartered in Barberton, Ohio, Babcock & Wilcox Enterprises is a global leader in energy and environmental technologies and services for the power and industrial markets. Follow us on Twitter @BabcockWilcox and learn more at www.babcock.com.

# # #

Investor Contact:	Media Contact:
Megan Wilson	Ryan Cornell
Vice President, Corporate Development & Investor Relations	Public Relations
Babcock & Wilcox Enterprises	Babcock & Wilcox Enterprises
704.625.4944 | investors@babcock.com	330.860.1345 | rscornell@babcock.com

Exhibit 1
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Operations(1)
(In millions, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Revenues	$248.1	$291.3	$480.1	$544.5
Costs and expenses:
Cost of operations	203.8	332.4	404.9	609.7
Selling, general and administrative expenses	42.1	47.1	84.5	106.5
Goodwill impairment	—	37.5	—	37.5
Advisory fees and settlement costs	4.8	5.1	18.4	8.2
Restructuring activities and spin-off transaction costs	0.9	3.8	7.0	10.7
Research and development costs	0.7	1.3	1.5	2.4
Loss on asset disposals, net	0.0	1.4	0.0	1.4
Total costs and expenses	252.4	428.7	516.3	776.5
Equity in loss of investees	—	—	—	(11.8)
Operating loss	(4.3)	(137.4)	(36.2)	(243.8)
Other income (expense):
Interest expense	(26.8)	(11.9)	(38.0)	(25.3)
Interest income	0.2	0.1	0.8	0.3
Loss on debt extinguishment	(4.0)	(49.2)	(4.0)	(49.2)
Loss on sale of business	(3.6)	0.0	(3.6)	0.0
Benefit plans, net	2.5	7.1	5.5	14.1
Foreign exchange	9.5	(20.2)	(0.6)	(17.7)
Other – net	0.0	(0.1)	0.5	0.3
Total other expense	(22.2)	(74.3)	(39.5)	(77.7)
Loss before income tax expense	(26.4)	(211.6)	(75.7)	(321.5)
Income tax expense (benefit)	1.9	(1.9)	2.5	5.0
Loss from continuing operations	(28.3)	(209.7)	(78.2)	(326.5)
Income (loss) from discontinued operations, net of tax	0.7	(55.9)	0.7	(59.4)
Net loss	(27.6)	(265.6)	(77.5)	(385.9)
Net income (loss) attributable to noncontrolling interest	—	(0.2)	0.1	(0.3)
Net loss attributable to stockholders	$(27.6)	$(265.8)	$(77.4)	$(386.2)

Basic and diluted loss per common share:
Continuing operations	$(1.54)	$(15.41)	$(4.26)	$(35.39)
Discontinued operations	0.04	(4.11)	0.04	(6.43)
Basic and diluted loss per common share	$(1.50)	$(19.52)	$(4.22)	$(41.82)

Shares used in the computation of earnings per share:
Basic and Diluted(2)	18.4	13.6	18.4	9.2
(1) Figures may not be clerically accurate due to rounding.
(2) Basic and diluted shares reflect the bonus element for the 2019 Rights Offering on July 23, 2019 and the one-for-ten reverse stock split on July 24, 2019 as described in Note 2 and Note 1, respectively, in the Company's 10-Q.

Exhibit 2
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Balance Sheets(2)

(In millions, except per share amount)	June 30, 2019	December 31, 2018
Cash and cash equivalents	$35.2	$43.2
Restricted cash and cash equivalents	9.2	17.1
Accounts receivable – trade, net	200.6	197.2
Accounts receivable – other	62.8	44.7
Contracts in progress	150.4	144.7
Inventories	63.8	61.3
Other current assets	64.6	41.4
Total current assets	586.6	549.6
Net property, plant and equipment	78.0	90.9
Goodwill	47.1	47.1
Intangible assets	28.4	30.8
Right-of-use assets	13.1	—
Other assets	18.8	27.1
Total assets	$772.0	$745.5

Revolving credit facilities	184.4	145.5
Last out term loans	183.1	30.6
Accounts payable	167.1	199.9
Accrued employee benefits	27.4	19.3
Advance billings on contracts	102.3	149.4
Accrued warranty expense	39.6	45.1
Lease liabilities	4.2	—
Other accrued liabilities	97.1	122.1
Total current liabilities	805.1	712.0
Pension and other accumulated postretirement benefit liabilities	275.1	281.6
Noncurrent lease liabilities	8.8	—
Other noncurrent liabilities	26.0	29.2
Total liabilities	1,115.1	1,022.8

Commitments and contingencies
Stockholders' deficit:
Common stock, par value $0.01 per share, authorized 500,000 shares at June 30, 2019 and 200,000 shares at December 31, 2018, respectively; issued and outstanding 16,888 and 16,879 shares at June 30, 2019 and December 31, 2018, respectively (1)	1.7	1.7
Capital in excess of par value	1,055.8	1,047.1
Treasury stock at cost, 593 and 587 shares at June 30, 2019 and December 31, 2018, respectively (1)	(105.6)	(105.6)
Accumulated deficit	(1,295.3)	(1,217.9)
Accumulated other comprehensive loss	(8.0)	(11.4)
Stockholders' deficit attributable to shareholders	(351.4)	(286.1)
Noncontrolling interest	8.4	8.8
Total stockholders' deficit	(343.0)	(277.3)
Total liabilities and stockholders' deficit	$772.0	$745.5
(1) Issued and outstanding common shares and treasury stock shares reflect the one-for-ten reverse stock split on July 24, 2019 as described in Note 1 in the Company's 10-Q.
(2) Figures may not be clerically accurate due to rounding.

Exhibit 3
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows(1)
(In millions)

	Six months ended June 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(77.5)	$(385.9)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization of long-lived assets	13.8	16.9
Amortization of deferred financing costs, debt discount and payment-in-kind interest	23.1	7.2
Amortization of right of use assets	2.9	—
Loss on sale of business	3.6	—
Loss on debt extinguishment	4.0	49.2
Goodwill impairment of discontinued operations	—	72.3
Goodwill impairment	—	37.5
Income from equity method investees	—	(6.6)
Other-than-temporary impairment of equity method investment in TBWES	—	18.4
Losses on asset disposals and impairments	0.0	1.9
Reserve for claims receivable	—	15.5
Benefit from deferred income taxes, including valuation allowances	(0.8)	(1.5)
Mark to market losses (gains) and prior service cost amortization for pension plans	0.4	(1.1)
Stock-based compensation, net of associated income taxes	0.6	1.0
Changes in assets and liabilities:
Accounts receivable	(5.8)	40.6
Contracts in progress and advance billings on contracts	(53.6)	(30.5)
Inventories	(4.0)	5.9
Income taxes	1.3	(4.0)
Accounts payable	(31.7)	(15.1)
Accrued and other current liabilities	(15.7)	20.3
Accrued contract loss	(45.8)	9.7
Pension liabilities, accrued postretirement benefits and employee benefits	(0.1)	(17.6)
Other, net	(7.9)	15.0
Net cash used operating activities	(193.0)	(150.6)
Cash flows from investing activities:
Purchase of property, plant and equipment	(0.4)	(4.4)
Proceeds from sale of business	7.4	5.1
Proceeds from sale of equity method investments in joint venture	—	21.1
Purchases of available-for-sale securities	(4.2)	(11.4)
Sales and maturities of available-for-sale securities	2.9	13.6
Other, net	(0.5)	0.2
Net cash from investing activities	5.2	24.2
Cash flows from financing activities:
Borrowings under our U.S. revolving credit facility	179.7	307.3
Repayments of our U.S. revolving credit facility	(140.2)	(205.3)
Repayments of our second lien term loan facility	—	(212.6)
Borrowings under Last Out Term Loan Tranche A-2 from related party	10.0	—
Borrowings under Last Out Term Loan Tranche A-3 from related party	141.4	—
Repayments under our foreign revolving credit facilities	(0.6)	(5.0)
Shares of our common stock returned to treasury stock	0.0	(0.7)
Proceeds from rights offering	—	248.4
Costs related to rights offering	(0.7)	(3.2)
Debt issuance costs	(14.4)	(6.7)
Net cash from financing activities	175.1	122.1

Exhibit 3
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows(1)
(In millions)

	Six months ended June 30,
	2019	2018
Effects of exchange rate changes on cash	(3.3)	(7.0)
Net decrease in cash, cash equivalents and restricted cash	(15.9)	(11.4)
Less net increase in cash and cash equivalents of discontinued operations	—	(2.5)
Net decrease in cash, cash equivalents and restricted cash of continuing operations	(15.9)	(8.9)
Cash, cash equivalents and restricted cash of continuing operations, beginning of period	60.3	69.7
Cash, cash equivalents and restricted cash of continuing operations, end of period	$44.4	$60.8
(1) Figures may not be clerically accurate due to rounding.

Exhibit 4
Babcock & Wilcox Enterprises, Inc.
Segment Information(1)
(In millions)

SEGMENT RESULTS	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
REVENUES:
Babcock & Wilcox segment	$201.0	$197.8	$389.5	$356.9
Vølund & Other Renewable segment	33.7	55.0	63.2	115.0
SPIG segment	22.8	46.0	51.7	82.8
Eliminations	(9.4)	(7.4)	(24.4)	(10.1)
	$248.1	$291.3	$480.1	$544.5

GROSS PROFIT (LOSS):
Babcock & Wilcox segment	$37.9	$30.0	$69.0	$60.9
Vølund & Other Renewable segment	5.1	(69.3)	2.2	(119.8)
SPIG segment	2.4	0.1	6.1	(2.7)
Intangible asset amortization included in cost of operations	(1.0)	(1.8)	(2.1)	(3.7)

ADJUSTED EBITDA:
Babcock & Wilcox segment	$19.0	$9.9	$28.0	$14.1
Vølund & Other Renewable segment	(0.8)	(78.6)	(9.6)	(140.4)
SPIG segment	(0.1)	(6.2)	0.5	(13.5)
Corporate	(9.4)	(6.2)	(14.4)	(17.8)
Research and development costs	(0.7)	(1.3)	(1.5)	(2.4)
	$8.0	$(82.4)	$3.1	$(160.1)

AMORTIZATION EXPENSE:
Babcock & Wilcox segment	$0.2	$0.2	$0.3	$0.4
Vølund & Other Renewable segment	0.2	0.2	0.3	0.4
SPIG segment	0.8	1.6	1.7	3.3
	$1.1	$2.0	$2.3	$4.1

DEPRECIATION EXPENSE:
Babcock & Wilcox segment	$4.3	$3.2	$9.2	$6.3
Vølund & Other Renewable segment	0.6	0.9	1.4	1.9
SPIG segment	0.5	0.5	1.0	1.0
Corporate	—	0.3	—	0.6
	$5.4	$4.9	$11.5	$9.8

BOOKINGS:
Babcock & Wilcox segment	$140	$132	$327	$403
Vølund & Other Renewable segment (2)(3)	(78)	(23)	(59)	23
SPIG segment	18	18	30	45
Other/Eliminations	(13)	(1)	(15)	(2)
	$67	$126	$283	$469

	As of June 30,
BACKLOG:	2019	2018
Babcock & Wilcox segment	$323	$500
Vølund & Other Renewable segment	205	916
SPIG segment	65	137
Other/Eliminations	(8)	(35)
	$585	$1,518
(1) Figures may not be clerically accurate due to rounding.
(2) Vølund & Other Renewable bookings includes the revaluation of backlog denominated in currency other than U.S. dollars. The foreign exchange impact on Vølund & Other Renewable bookings in the three months ended June 30, 2019 and 2018 was $(4.0) million and $(30.3) million, respectively, and the foreign exchange impact on Vølund & Other Renewable bookings in the six months ended June 30, 2019 and 2018 was $(0.5) million and $(12.3) million, respectively.

(3) In the three and six months ended June 30, 2019, Vølund & Other Renewable includes debookings of $19 million related to the sale of Loibl and $72 million related to a 15-year operations and maintenance contract previously expected to follow completion of the fifth European Vølund EPC loss contract, which was canceled following the settlement agreement.

Exhibit 5
Babcock & Wilcox Enterprises, Inc.
Reconciliation of Adjusted EBITDA(1)
(In millions)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Adjusted EBITDA (2)
Babcock & Wilcox segment(3)	$19.0	$9.9	$28.0	$14.1
Vølund & Other Renewable segment	(0.8)	(78.6)	(9.6)	(140.4)
SPIG segment	(0.1)	(6.2)	0.5	(13.5)
Corporate(4)	(9.4)	(6.2)	(14.4)	(17.8)
Research and development costs	(0.7)	(1.3)	(1.5)	(2.4)
Total Adjusted EBITDA	8.0	(82.4)	3.1	(160.1)

Restructuring activities and spin-off transaction costs	(0.9)	(3.8)	(7.0)	(10.7)
Financial advisory services	(3.2)	(5.1)	(7.2)	(8.2)
Settlement cost to exit Vølund contract(5)	—	—	(6.6)	—
Advisory fees for settlement costs and liquidity planning	(1.6)	—	(4.7)	—
Goodwill impairment	—	(37.5)	—	(37.5)
Impairment of equity method investment in TBWES	—	—	—	(18.4)
Gain on sale of equity method investment in BWBC	—	—	—	6.5
Depreciation & amortization	(6.5)	(6.9)	(13.8)	(13.9)
Loss on asset disposal	0.0	(1.5)	0.0	(1.5)
Operating loss	(4.3)	(137.4)	(36.2)	(243.8)
Interest expense, net	(26.6)	(11.8)	(37.2)	(25.1)
Loss on debt extinguishment	(4.0)	(49.2)	(4.0)	(49.2)
Loss on sale of business	(3.6)	—	(3.6)	—
Net pension benefit before MTM	3.3	6.5	6.8	13.5
MTM (gain) loss from benefit plans	(0.9)	0.5	(1.3)	0.5
Foreign exchange	9.5	(20.2)	(0.6)	(17.7)
Other – net	0.0	(0.1)	0.5	0.3
Loss before income tax expense	(26.4)	(211.6)	(75.7)	(321.5)
Income tax expense (benefit)	1.9	(1.9)	2.5	5.0
Loss from continuing operations	(28.3)	(209.7)	(78.2)	(326.5)
Gain (loss) from discontinued operations, net of tax	0.7	(55.9)	0.7	(59.4)
Net loss	(27.6)	(265.6)	(77.5)	(385.9)
Net income (loss) attributable to noncontrolling interest	0.0	(0.2)	0.1	(0.3)
Net loss attributable to stockholders	$(27.6)	$(265.8)	$(77.4)	$(386.2)
(1) Figures may not be clerically accurate due to rounding.
(2) Adjusted EBITDA is not a calculation based on generally accepted accounting principles (GAAP). The amounts included in Adjusted EBITDA, however, are derived from amounts included in the Consolidated Statements of Earnings. Adjusted EBITDA should not be considered an alternative to net earnings (loss), operating profit (loss) or operating cash flows. B&W has presented adjusted EBITDA as it is regularly used by many of our investors and is presented as a convenience to them. Adjusted EBITDA, as presented in this calculation however, differs from the EBITDA calculation used to compute our leverage ratio and interest coverage ratio as defined by our Amended Credit Agreement.
(3) The Babcock & Wilcox segment adjusted EBITDA for the three and six months ended June 30, 2018 excludes $6.5 million and $13.5 million, respectively, of net benefit from pension and other postretirement benefit plans, excluding MTM adjustments, that were previously included in the segment results. Beginning in 2019, Net pension benefits are no longer allocated to the segments, and prior periods have been adjusted to be presented on a comparable basis.
(4) Allocations are excluded from discontinued operations. Accordingly, allocations previously absorbed by the MEGTEC and Universal businesses in the SPIG segment have been included with other unallocated costs in Corporate, and total $2.9 million and $5.7 million in the three and six months ended June 30, 2018, respectively.

(5) In March 2019, we entered into a settlement in connection with an additional European waste-to-energy EPC contract, for which notice to proceed was not given and the contract was not started. The settlement eliminates our obligations and our risk related to acting as the prime EPC should the project move forward.